SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A
                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): January 4, 2001


                             EBIZ ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)


          Nevada                         0-27721                  84-1075269
(State or other Jurisdiction      (Commission File No.)         (IRS Employer
     of Incorporation)                                       Identification No.)

                              15695 North 83rd Way
                            Scottsdale, Arizona 85260
        (Address of Registrant's Principal Executive Offices) (Zip Code)


                                 (480) 778-1000
              (Registrant's telephone number, including area code)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     Effective January 4, 2001 (the "Effective Time"), JBSI Acquisition, Inc. ("Merger Sub"), a newly formed Texas corporation and wholly-owned subsidiary of EBIZ Enterprises, Inc., a Nevada corporation (the "Company"), merged (the "Merger") with and into Jones Business Systems, Inc., a Texas Corporation ("JBSI") pursuant to an Agreement and Plan of Merger dated November 17, 2000 (the "Merger Agreement"). The description contained in this Item 2 of the transactions consummated pursuant to the terms and conditions of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, and the amendments thereto, which are incorporated herein by reference and are filed as Exhibits 2.1 through 2.6 to the Report on Form 8-K filed by the Company on January 19, 2001 ("Form 8-K").

     At the Effective Time, each outstanding share of the common stock, $0.01 par value per share, of JBSI ("JBSI Common Stock") was converted into the right to receive and be exchangeable for 1.549 shares of common stock of the Company, par value $.001 per share ("EBIZ Common Stock"), and each outstanding share of the Series A Convertible Preferred Stock, $0.01 par value per share, of JBSI ("JBSI Preferred Stock") was converted into the right to receive 13.019 shares of EBIZ Common Stock. In addition, each unexpired outstanding option to purchase JBSI Common Stock was converted into an exercisable option to purchase a number of shares of EBIZ Common Stock equal to the number of shares of JBSI Common Stock that could have been purchased under such option multiplied by 1.78, at a price per share of EBIZ Common Stock equal to the per share exercise price of such option divided by 1.78.

     On a pro rata basis, five percent of the shares of EBIZ Common Stock issued to the holders of JBSI Common Stock and JBSI Preferred Stock will be held in escrow pending the resolution of any indemnification claims. Indemnification claims must be made within nine months following the effective date of the Merger. The maximum indemnity liability of the JBSI shareholders is $1,000,000 and no indemnification claims will be paid if the net indemnification amount is less than $250,000.

     The Merger was intended to qualify as a tax deferred reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended, and to be accounted for on a purchase basis. Neither the Company nor any of its affiliates, directors, or officers or any affiliate of any of the Company's directors or officers had any material relationship with the holders of securities of JBSI at or before the Effective Time with the exception of Alok Mohan who served as a director of both companies. JBSI assembles markets and sells customized computer servers.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) Financial Statements of Business Acquired.


           INDEX TO JONES BUSINESS SYSTEMS, INC. FINANCIAL STATEMENTS

           Consolidated Balance Sheets as of December 31, 1998 and 1999......  6

           Consolidated  Statements of Operations for the Years Ended
            December 31, 1998 and 1999.......................................  7

           Consolidated Statements of Stockholders' Equity for the
            Years Ended December 31, 1998 and 1999...........................  8

           Consolidated Statements of Cash Flows for the Years Ended
            December 31, 1998 and 1999.......................................  9

           Notes to Consolidated Financial Statements........................ 11


(b)  Pro Forma Financial Information


        INDEX TO EBIZ ENTERPRISES, INC. PRO FORMA FINANCIAL INFORMATION

           Pro Forma Financial Statements (unaudited)........................ 25

           Pro Forma Condensed Combined Balance Sheets (unaudited)........... 26

           Pro Forma Condensed Combined Statements of
            Operations (unaudited)........................................... 27

           Pro Forma Condensed Combined Statements of
            Operations (unaudited)........................................... 28

           Notes to Unaudited Pro Forma Condensed Combined
            Financial Statements............................................. 29

(c)  Exhibits

     Exhibit No.                      Description
     -----------                      -----------

        2.1 Agreement and Plan of Merger, dated November 17, 2000, by and among Ebiz Enterprises, Inc., a Nevada corporation, Jones Business Systems, Inc., a Texas corporation, and JBSI Acquisition, Inc., a Texas corporation. (Incorporated by reference to Exhibit 2.1 to the Form 8-K filed by the Company on January 19, 2001.)

        2.2 First Amendment to Agreement and Plan of Merger, dated December 22, 2000. (Incorporated by reference to Exhibit 2.2 to the Form 8-K filed by the Company on January 19, 2001.)

        2.3 Second Amendment to Agreement and Plan of Merger, dated January 3, 2001. (Incorporated by reference to Exhibit
                    2.3 to the Form 8-K filed by the Company on January 19, 2001.)

        2.4 Registration Rights Agreement, by and among Ebiz Enterprises, Inc., a Nevada corporation, and Shareholders of Jones Business Systems, Inc., dated as of January 4, 2001. (Incorporated by reference to Exhibit 2.5 to Form 8-K filed by the Company on January 19, 2001.)

        2.5 Lock-Up Letter Agreement, by and among Ebiz Enterprises, Inc., a Nevada corporation, and Shareholders of Jones Business Systems, Inc., dated as of November 30, 2000. (Incorporated by reference to Exhibit 2.6 to Form 8-K filed by the Company on January 19, 2001.)

        2.6 Shareholder Voting Agreement and Proxy, by and among Ebiz Enterprises, Inc., a Nevada corporation, and certain shareholders of Jones Business Systems, Inc., dated December 28, 2000. (Incorporated by reference to Exhibit 2.4 to Form 8-K filed by the Company on January 19, 2001.)

                          INDEPENDENT AUDITOR'S REPORT

     The following consolidated financial statements of Jones Business Systems, Inc. for the years ended December 31, 1998 and 1999 are presented as unaudited because PriceWaterhouseCoopers, the independent auditor that prepared those statements, has refused to authorize publication of its opinion regarding those statements and has refused to provide its report regarding those statements. Therefore the statements presented for the years ended December 31, 1998 and 1999 are not in compliance with the requirements of the regulations for this Form 8-K/A. In addition, an audit is currently underway for the fiscal year ended December 31, 2000 for Jones Business Systems, Inc. by Semple & Cooper, LLP and PriceWaterhouseCoopers has refused to provide any review of interim financial statements of Jones Business Systems, Inc. pending completion of the audit. Therefore, no interim financial statements for Jones Business Systems, Inc. are presented in this Form 8-K/A and the requirements of the regulations for this Form 8-K/A have not been met. We anticipate that upon completion of the audit in the near future, the appropriate reviews, reports and opinions will be provided as required by the regulations of Form 8-K and that a second amended Form 8-K will be filed. We have been advised by the SEC that until an amended Form 8-K is filed with financial information containing the required reviews, reports and opinions of independent auditors, that the SEC does not consider us to have current public information available for purposes of Rule 144(c). Accordingly, Rule 144, other than Rule 144(k), may not be relied upon for sales of our common stock by persons holding any such shares considered to be "Restricted Shares" under Rule 144.

Jones Business Systems, Inc.
Consolidated Balance Sheets
As of December 31, 1998 and 1999
--------------------------------------------------------------------------------

(In Thousands, Except Shares and Par Value)                                 1999            1998
                                                                          --------        --------
                                     ASSETS

Current assets:
  Cash and cash equivalents                                               $      1       $  1,306
  Accounts receivable, net of an allowance for doubtful
    accounts of $227 and $213, respectively                                  6,984          8,740
  Unbilled revenue                                                             168
  Notes receivable                                                             340            601
  Other receivables                                                            513          1,581
  Related party receivables                                                     95             66
  Inventory                                                                  3,218          6,644
  Other current assets                                                         291            411
                                                                          --------       --------
        Total current assets                                                11,442         19,517
Property and equipment, net                                                  1,713          1,822
Notes receivable                                                               320
Related party receivables                                                      289            134
Other assets, net                                                            3,640          4,862
                                                                          --------       --------

                                                                          $ 17,084       $ 26,655
                                                                          ========       ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Current portion of indebtedness                                         $    612       $  2,285
  Accounts payable                                                           8,010          9,485
  Related party payable                                                        317
  Other liabilities and accrued expenses                                       654          1,054
                                                                          --------       --------
        Total current liabilities                                            9,593         12,824
Noncurrent portion of indebtedness                                           5,797          9,688
Subordinated convertible debentures                                            185          1,685
Deferred taxes                                                                  24
                                                                          --------       --------
        Total liabilities                                                   15,575         24,221
                                                                          --------       --------
Commitments and contingencies (Note 11)
Mandatorily redeemable preferred stock:
  Series A noncumulative, convertible, 6% redeemable preferred stock, 1,000,000 shares authorized; 194,738 shares issued
   and outstanding, stated at redemption value (Note 7)                      2,363
                                                                          --------       --------
Stockholders' equity (deficit):
  Common stock, $1 par value - 20,000,000 shares authorized; 821,795
   and 828,368 shares issued and outstanding, respectively                     822            828
  Additional paid-in capital                                                 1,620          1,658
  Notes receivable for common stock                                           (593)          (713)
  (Accumulated deficit) retained earnings                                   (2,703)           661
                                                                          --------       --------
        Total stockholders' equity (deficit)                                  (854)         2,434
                                                                          --------       --------

                                                                          $ 17,084       $ 26,655
                                                                          ========       ========

The accompanying notes form an integral part of these financial statements.

Jones Business Systems, Inc.
Consolidated Statements of Operations
Years Ended December 31, 1999 and 1998
--------------------------------------------------------------------------------

(In Thousands)                                                          1999               1998
                                                                      --------           --------
Sales                                                                 $ 49,289           $ 58,360
Cost of goods sold                                                      41,879             50,530
                                                                      --------           --------
Gross profit                                                             7,410              7,830
Selling, general and administrative expenses                             6,508              5,520
Depreciation and amortization                                              571                369
                                                                      --------           --------
Operating income from continuing operations                                331              1,941
Other expense:
 Interest, net                                                            (849)              (744)
                                                                      --------           --------
(Loss) income from continuing operations before income taxes              (518)             1,197
Benefit (provision) for income taxes                                       143               (465)
                                                                      --------           --------
(Loss) income from continuing operations                                  (375)               732
Discontinued operations:
 Loss from operations of Clark Technologies, net of income tax
  benefit of $1,001 and $566, respectively                              (1,991)              (890)
 Loss on disposal of Clark Technologies, net of applicable
  income tax benefit of $110                                              (998)
                                                                      --------           --------

Net loss                                                              $ (3,364)          $   (158)
                                                                      ========           ========

The accompanying notes form an integral part of these financial statements.

Jones Business Systems, Inc.
Consolidated Statement of Stockholders' Equity
--------------------------------------------------------------------------------

(In Thousands Except Shares)                                                              Notes       (Accumulated
                                                      Common Stock        Additional    Receivable      Deficit)/
                                                  --------------------     Paid-in      for Common      Retained
                                                   Shares      Amount      Capital        Stock         Earnings       Total
                                                  --------    --------    --------      --------        --------      --------
Balance at December 31, 1997                       587,311    $    587    $    776      $   (265)       $    819      $  1,917

Stock issued for acquisitions (Note 2)             122,500         122         613          (397)                          338
Stock forfeiture                                    (1,223)         (1)        (24)                                        (25)
Collection of note receivable for common stock                                                16                            16
Stock issued to employee                             5,000           5          35           (40)
Conversion of subordinated notes payable            60,924          61          91                                         152
Exercise of employee stock options                  28,856          29         130           (27)                          132
Exercise of warrant                                 25,000          25          37                                          62
Net loss                                                                                                    (158)         (158)
                                                  --------    --------    --------      --------        --------      --------

Balance at December 31, 1998                       828,368         828       1,658          (713)            661         2,434

Stock forfeiture                                    (1,223)         (1)        (24)                                        (25)
Employee stock bonus                                13,000          13          65                                          78
Collection of notes receivable for common stock                                               23                            23
Stock redemptions in lieu of collection on
 related party notes receivable                    (18,350)        (18)        (79)           97
Net loss                                                                                                  (3,364)       (3,364)
                                                  --------    --------    --------      --------        --------      --------

Balance at December 31, 1999                       821,795    $    822    $  1,620      $   (593)       $ (2,703)     $   (854)
                                                  ========    ========    ========      ========        ========      ========

The accompanying notes form an integral part of these financial statements.

Jones Business Systems, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 1999 and 1998
--------------------------------------------------------------------------------

(In Thousands)                                                               1999              1998
                                                                           -------           -------
Operating activities:-
  Net loss                                                                 $(3,364)          $  (158)
  Adjustments to reconcile net loss to net cash
    provided by continuing operations:
    Loss on disposal of discontinued operation                                 998
    Accretion of interest on mandatorily redeemable preferred stock            113
    Depreciation and amortization                                              571               591
    Deferred income taxes                                                   (1,219)             (191)
    Employee stock bonus                                                        78
    Discount on sale of note receivable                                         11
  Changes in operating assets and liabilities, net of
   effect of acquisitions:
    Accounts receivable, net                                                 1,756               351
    Unbilled revenue                                                           168              (168)
    Other receivables                                                        1,068            (1,119)
    Inventory                                                                3,426             1,182
    Other current assets                                                       164               (24)
    Accounts payable                                                        (1,475)           (1,076)
    Other liabilities and accrued expenses                                    (324)             (597)
                                                                           -------           -------
        Net cash provided by operating activities                            1,971            (1,209)
                                                                           -------           -------
Investing activities:
  Purchases of property and equipment                                         (364)             (734)
  Payments for acquisitions, net of cash acquired                                               (650)
  Cash proceeds from sale of Clark Technologies                              1,000
  Collections on note receivable                                               412               535
  Increase in other assets                                                      (6)
                                                                           -------           -------
        Net cash provided by investing activities                            1,042              (849)
                                                                           -------           -------
Financing activities:
  Payments under revolving line of credit, net                              (4,111)             (678)
  Repayments on term note                                                     (345)             (279)
  (Repayment) borrowings on term notes                                        (300)            2,187
  Payments on subordinated convertible debentures                             (249)              (51)
  Payments on capital lease obligations                                       (187)              (95)
  Debt issue costs                                                                               (21)
  Sale of note receivable with recourse to affiliate                           485
  Repayments on sale of note receivable with recourse to affiliate            (168)
  Advances to stockholders and affiliates                                      (17)             (518)
  Collection of notes receivable for common stock                               23                16
  Proceeds from exercise of stock options and warrants                                           194
  Proceeds from sale-leaseback of equipment                                    551
                                                                           -------           -------
        Net cash (used by) provided by financing activities                 (4,318)              755
                                                                           -------           -------
Net decrease in cash                                                        (1,305)           (1,303)
Cash at beginning of period                                                  1,306             2,609
                                                                           -------           -------

Cash at end of period                                                      $     1           $ 1,306
                                                                           =======           =======

The accompanying notes form an integral part of these financial statements.

Jones Business Systems, Inc.
Consolidated Statements of Cash Flows (Continued)
Years Ended December 31, 1999 and 1998
--------------------------------------------------------------------------------

(In Thousands)                                                                    1999            1998
                                                                                -------         -------
Supplemental disclosure of cash flow information:
  Interest paid                                                                 $ 1,093         $ 1,162
  Income taxes paid                                                                   1              45

Noncash investing and financing activities:
  Conversion of debentures into mandatorily redeemable preferred stock            2,250
  Note receivable resulting from sale of Clark Technologies                         207
  Preferred stock received from sale of Clark Technologies                        1,000
  Stock forfeiture                                                                   25              25
  Stock redemptions in lieu of collection on related party notes receivable          97
  Property acquired through capital lease obligations                                               153
  Conversion of subordinated notes payable held by
    stockholders into common stock                                                                  152
  Issuance of common stock for notes receivable                                                      67
  Issuance of common stock for acquisitions                                                         735

The accompanying notes form an integral part of these financial statements.

Jones Business Systems, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 1999 and 1998
(in thousands except share and per share amounts)
--------------------------------------------------------------------------------

1.   SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Jones Business Systems, Inc. (the Company) manufactures and sells its Terian general purpose application computer servers as a packaged computing solution with software applications provided by its independent software vendor partners and vertical channel partners. The Company also distributes and serves as a value-added reseller of computer equipment and software. The Company is based in Houston, Texas and has sales offices in six states.

     The Company's significant accounting policies are as follows:

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Jones Business Systems, Inc. and its subsidiary. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

     REVENUE RECOGNITION

     Distribution revenues are recognized upon shipment of product under confirmed customer purchase orders. A provision is made for estimated returns.

     The Company has authorized distributorship agreements with various manufacturers. Products sold under the most significant of these individual agreements comprised 20%, 19% and 11% of the Company's revenues during 1999 and 17%, 14%, 12% and 10% of the Company's revenues during 1998. These agreements also provide for periodic reimbursement of a portion of the Company's advertising expenses and credit toward purchases based on the Company's transaction volume. During 1999 and 1998, the Company recorded reductions of $1,233 and $2,467, respectively, in selling, general and administrative expenses related to these reimbursements and credits, $510 and $1,202 of which are included in other receivables at December 31, 1999 and 1998, respectively.

     ADVERTISING AND PROMOTION

     All costs associated with advertising and promoting products are expensed in the year incurred.

     STOCK BASED COMPENSATION

     The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation Issued to Employees." SFAS No. 123 prescribes using the fair value method of accounting for stock-based compensation issued to employees; however, the Company has elected, as permitted by SFAS No. 123, to continue to use the intrinsic value method in its primary financial statements. The intrinsic value method records compensation expense for stock based upon the difference between the exercise price and the fair market value of the Company's stock at the date of grant, recognized over the vesting period of the options.

Jones Business Systems, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 1999 and 1998
(in thousands except share and per share amounts)
--------------------------------------------------------------------------------

     INCOME TAXES

     The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events are considered other than enactments of changes in the tax law or rates.

     CASH AND CASH EQUIVALENTS

     The Company considers highly liquid investments with an original maturity of three months or less from the date of purchase to be classified as cash and cash equivalents.

     CONCENTRATION OF CREDIT RISK

     Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The Company maintains a majority of its cash equivalent balance in overnight sweep investments. Management believes that concentrations of credit risk with respect to accounts receivable are limited because the Company's customer base is large and dispersed across many different industries and geographic regions. The Company performs ongoing credit evaluations of its customers to minimize risks.

     INVENTORY

     Inventory consists of microcomputers and related peripheral products and software and is valued at the lower of cost (first-in, first-out) or market. The inventory balance at December 31, 1999 and 1998 is shown net of an allowance for obsolescence of $205 and $222, respectively.

     PROPERTY AND EQUIPMENT

     Property and equipment is carried at cost. The cost of additions and improvements is capitalized, while maintenance and repairs are charged to operations when incurred. Depreciation is recorded using the straight-line method over the estimated useful life of the asset.

     LONG-LIVED ASSETS

     The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is considered impaired when anticipated undiscounted cash flows, expected to result from the use of the asset and its eventual disposition, is less than its carrying amount. The Company believes that no material impairment exists at December 31, 1999.

     MANDATORILY REDEEMABLE PREFERRED STOCK

     The carrying value of mandatorily redeemable preferred stock is increased by periodic accretions so that the carrying amount will equal the redemption amount at the redemption election date. These increases are recorded as interest expense in the period incurred.

Jones Business Systems, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 1999 and 1998
(in thousands except share and per share amounts)
--------------------------------------------------------------------------------

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company enters into various types of financial instruments in the normal course of business and in connection with acquisitions and divestitures. The Company does not hold or issue financial instruments for trading purposes nor does it hold interest rate, leveraged or other types of derivative financial instruments. The carrying values of cash and cash equivalents, accounts receivables, notes receivable, related party receivables, accounts payable and indebtedness reflected in the December 31, 1999 and 1998 consolidated balance sheets approximate their fair value at that date.

     TRANSFER OF FINANCIAL ASSETS

     In 1999, the Company adopted Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities." During 1999, the Company sold a note receivable to a related party for $485 (Note 9). In accordance with SFAS 125, the balance of the note receivable at December 31, 1999 of $317 is reflected as a note receivable and a corresponding related party payable as there is full recourse to the Company in the event the note receivable is not collected.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes these estimates are reasonable.

     RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the current year presentation.

2.   ACQUISITIONS

     On May 12, 1998, the Company acquired all of the assets and liabilities of Clark Data Systems, Inc. (Clark), a computer services and integration business and all of the outstanding stock of Cadsys Texas, Inc. (Cadsys), a computer software reseller business and affiliate of Clark. Both were headquartered in Houston, Texas. The Company paid consideration of 122,500 shares of the Company's common stock, valued at $6 per share, and assumed $6,283 of Clark liabilities. The acquisition was recorded using the purchase method of accounting, and accordingly, the acquired combined operations of Clark and Cadsys have been included in the results of operations since the date of acquisition. The allocation of the purchase price included $3,615 of goodwill.

     On May 31, 1998, the Company acquired certain assets of Computer Support of Sioux City, Ltd. (CSSC), a computer manufacturing business headquartered in Sioux City, Iowa. The consideration for the purchase was $589 in cash, a $100 subordinated debenture with detachable stock warrants and the assumption of $150 of CSSC liabilities. The debenture has a stated rate of interest of 6%, provides for quarterly interest payments with all principal being paid on maturity on October 18, 2002. The detachable stock warrants give CSSC the right to buy up to 5,000

Jones Business Systems, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 1999 and 1998
(in thousands except share and per share amounts)
--------------------------------------------------------------------------------

     shares of the Company's common stock at $20 per share at any time prior to maturity. The acquisition was recorded using the purchase method of accounting, and accordingly, the acquired operations of CSSC have been included in the results of operations since the date of acquisition. The allocation of purchase price included $713 of goodwill.

3.   DISCONTINUED OPERATION

     During 1998, the Company combined the acquired business of Clark with its service division and created Clark Technologies, Inc. (Clark Technologies), a computer services and integration business focused on integrating computer solutions for small to mid-sized businesses. The Company operated Clark Technologies until December 1999. Accordingly, the consolidated statement of operations has been reclassified for all periods presented to report separately the results of the discontinued operation.

     On December 7, 1999, the Company completed the sale of Clark Technologies to VeriCenter, Inc. (VeriCenter) (Note 9), for cash of $1,000, one million shares of VeriCenter preferred stock valued at $1.00 per share, and a note receivable of $207. The note receivable bears interest at 7% and is due in quarterly instalments of $19 beginning March 7, 2000 with final maturity at December 7, 2002. Several of the VeriCenter stockholders own, in the aggregate, a significant amount of the outstanding shares of the Company. VeriCenter had no operations prior to this transaction.

     The results of the discontinued Clark Technologies operations through December 7, 1999 are as follows:

                                                         1999             1998
                                                       -------          -------

     Sales                                             $ 7,376          $ 8,715
     Cost of sales                                       6,200            6,766
                                                       -------          -------
     Gross margin                                        1,176            1,949
     Selling, general and administrative expenses        3,613            2,855
     Depreciation and amortization                         268              222
                                                       -------          -------
     Operating loss from discontinued operations        (2,705)          (1,128)
     Interest expense, net                                 287              328
                                                       -------          -------
     Loss from discounted operations before taxes       (2,992)          (1,456)
     Income tax benefit                                  1,001              566
                                                       -------          -------

     Net loss from discontinued operations             $(1,991)         $  (890)
                                                       =======          =======

Jones Business Systems, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 1999 and 1998
(in thousands except share and per share amounts)
--------------------------------------------------------------------------------

     The net loss on the disposal of Clark Technologies at December 7, 1999 is as follows:

     Proceeds from disposal of discontinued operations                  $ 2,207
     Net book value of assets sold                                       (3,315)
                                                                        -------
     Loss on disposal of discontinued operations                         (1,108)
     Income tax benefit                                                     110
                                                                        -------
     Net loss on disposal of discontinued operations                    $  (998)
                                                                        =======

4.   PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31:

                                        Estimated
                                        useful life         1999          1998
                                        -----------         ----          ----
      Computer equipment                3 to 5 years      $ 1,893       $ 1,680
      Furniture and fixtures            7 years                98           292
      Automobiles                       5 years                19            19
      Property under capital lease      5 years               641           225
      Leasehold improvements            5 years               332           368
                                                          -------       -------
                                                            2,983         2,584
      Accumulated depreciation                             (1,270)         (762)
                                                          -------       -------

                                                          $ 1,713       $ 1,822
                                                          =======       =======

     In March 1999, the Company entered into a sale-and-leaseback transaction related to certain of its property and equipment with proceeds of approximately $551. No gain or loss was recognized on this transaction. The leases are classified as capital leases in accordance with SFAS No. 13 "Accounting for Leases".

Jones Business Systems, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 1999 and 1998
(in thousands except share and per share amounts)
--------------------------------------------------------------------------------

5.   OTHER ASSETS

     Other assets consist of the following at December 31:

                                                              1999         1998
                                                             ------       ------
     Goodwill, net of accumulated amortization
       of $209 and $268                                      $1,318       $4,845
     Investment in VeriCenter preferred stock (Note 3)        1,000
     Deferred tax asset (Note 8)                              1,299
     Other assets                                                23           17
                                                             ------       ------
                                                             $3,640       $4,862
                                                             ======       ======

     Goodwill is being amortized on a straight-line method over a 15-year period.

     In December 1999, the Company disposed of certain assets related to Clark Technologies (Note 3) including related goodwill, with a net book value of $3,429. The Company received one million shares of VeriCenter preferred stock with an estimated fair value of $1,000 on December 7, 1999. On February 25, 2000, the Company sold 400,000 shares of VeriCenter preferred stock for $1,600.

Jones Business Systems, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 1999 and 1998
(in thousands except share and per share amounts)
--------------------------------------------------------------------------------

6.   INDEBTEDNESS

     The components of indebtedness at December 31 are summarized as follows:

                                                                                             1999            1998
                                                                                           ---------       --------
     Financial institution borrowings:
       Line of credit, as amended in 1998 - $20,000, interest at prime,
        minus 1.5% to plus 2% (10% at December 31, 1999), matures July 2001                $   2,816       $  6,927
       Term note, as amended in 1998 - $3,000, due in monthly instalments of
        $40, which escalates to $55 in 2001 (depending on amounts outstanding)
        with the balance due July 2001, interest at prime, plus 2.0% to 3.5%
        (11% at December 31, 1999)                                                             2,480          2,825
     Other borrowings:
       Subordinated convertible debentures, converted into preferred stock
        during 1999                                                                                           2,250
       Subordinated convertible debentures resulting from acquisitions (Note 2)                  185            435
       Note payable resulting from acquisition (Note  2), interest at 10.5%
        payable in equal quarterly instalments beginning February 12, 1999 with
        principal due May 12, 2001                                                               450            750
       Note payable resulting from acquisition (Note 2), interest at 6%, payable
        quarterly with all principal due October 18, 2002                                        100            100
       Capital leases, with aggregate monthly payments approximating $12 and bearing
        interest at rates between 9% and 11%                                                     559            195
       Other                                                                                       4            176
                                                                                           ---------       --------
                                                                                               6,594         13,658
     Less - current maturities                                                                  (612)        (2,285)
                                                                                           ---------       --------

                                                                                           $   5,982       $ 11,373
                                                                                           =========       ========

     Borrowings under the line of credit are limited to 85% of eligible accounts receivable and 50% of eligible inventory. The line of credit is secured by all accounts receivable, inventory and property and equipment of the Company. The term note is secured by property and equipment. These borrowings contain various covenants which require, among other things, the maintenance of certain working capital and financial ratios and limitations on the declaration of dividends. The Company was not in compliance with certain covenants of the line of credit and the term note with regard to minimum tangible capital funds, debt to tangible capital funds,

Jones Business Systems, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 1999 and 1998
(in thousands except share and per share amounts)
--------------------------------------------------------------------------------

     senior debt service coverage ratio and total debt coverage ratio as of December 31, 1999. However, the lender has waived these violations pertaining to these covenants through March 31, 2000. In March 2000, the lender modified the covenants related to these borrowings and suspended all principal payments on the term note until April 1, 2001. Accordingly, the note balance is classified as noncurrent indebtedness at December 31, 1999.

     The Company is in violation of certain financial covenants under a $450 note payable resulting from an acquisition and has included the balance as a current maturity in the accompanying consolidated balance sheet.

     Effective February 28, 1999, a vendor converted a $2,000 subordinated debenture into redeemable preferred stock (Note 7). Three other subordinated debentures totaling $250 were converted into redeemable preferred stock on the same terms, on the same date.

     The aggregate maturities of indebtedness described above are as follows:
     $612 in 2000; $5,410 in 2001, $413 in 2002, $125 in 2003 and $34 in 2004.

7.   REDEEMABLE PREFERRED STOCK

     On February 28, 1999, a total of $2,250 in subordinated convertible debentures were converted into 194,738 shares of preferred stock having a par value of $0.01 per share. These shares, designated as Series A Convertible Redeemable Non-Cumulative Preferred Stock (Series A Preferred Stock), are entitled to one vote per share on all matters upon which common stockholders are entitled to vote and have a redemption value equal to the original issue price plus an amount equal to 6% of the original issue price per annum from the date of issuance. Redemption of the Series A Preferred Stock may be requested at the option of the holders for any or all the outstanding shares provided that the Company does not consummate an underwritten public offering or other defined liquidity event by February 28, 2001. The redemption would be made in six equal quarterly installments of principal plus interest, at an interest rate equal to the price rate adjusted quarterly, at the redemption election date. Under certain circumstances within the Company's control, the holders may redeem the Series A Preferred Stock at a redemption value equal to the original issue price plus an amount equal to 12% of the original issue price, adjusted annually, from the date of issuance. The total redemption value of the shares outstanding at December 31, 1999, in an amount of $2,363, is classified on the Company's balance sheet as mandatorily redeemable preferred stock.

     The Series A Preferred Stock may be converted into a number of shares of the Company's common stock, determined by dividing the original issue price of the Series A Preferred Stock by the conversion price applicable to such share (the initial conversion price equals the original issue price of the Series A Preferred Stock, resulting in a one-to-one conversion rate). In the event of any liquidation, dissolution or winding up of the affairs of the Company, holders of the Series A Preferred Stock shall be paid the greater of (1) the original issuance price plus any accrued or

Jones Business Systems, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 1999 and 1998
(in thousands except share and per share amounts)
--------------------------------------------------------------------------------

     unpaid dividends to the date of liquidation, dissolution or winding up of affairs or (2) the amount per share such holder would receive if the Company's assets were ratably distributed among the holders of common stock and Series A Preferred Stock (determined on an as-converted basis with respect to outstanding shares of Series A Preferred Stock).

8.   INCOME TAXES

     The provision for income taxes (from both continuing operations and discontinued operations) for the years ended December 31, 1999 and 1998 consists of the following:

                                                           1999           1998
                                                         -------        -------
     Current tax expense (benefit)                       $    75        $   (33)
     Deferred tax (benefit)                               (1,329)           (68)
                                                         -------        -------

     (Benefit) for income taxes                          $(1,254)       $  (101)
                                                         =======        =======

     The Company's provision for income taxes exceeds the federal statutory rate primarily due to state income taxes.

     Deferred income tax assets (liabilities) at December 31, 1999 and 1998 consist of the following:

                                                           1999           1998
                                                         -------        -------
     Accounts receivable allowance                       $    77        $    79
     Inventory                                                86            122
     Gain on instalment sale - current                                      (44)
                                                         -------        -------
     Net deferred tax asset - included in
       other current assets                              $   163        $   157
                                                         -------        -------
     Gain on instalment sale                                            $   (24)
     Operating loss carryforward                           1,190
     Capital loss carryforward                               110
     Miscellaneous other                                      (1)
                                                         -------        -------

     Net noncurrent deferred tax asset (liability)       $ 1,299        $   (24)
                                                         =======        =======

     The Company's net operating loss carryforward totaled approximately $3,488 at December 31, 1999, of which $256 expires in 2018, with the remainder expiring in 2019. The Company's capital loss carryforward totaled approximately $336 at December 31, 1999 and expires in 2004.

Jones Business Systems, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 1999 and 1998
(in thousands except share and per share amounts)
--------------------------------------------------------------------------------

9.   RELATED PARTY TRANSACTIONS

     In August 1999 the Company sold a note receivable to the Chairman of the Company's Board of Directors for $485. The note receivable was sold at a discount of $11 from its carrying value at the time of the sale. The balance of the note receivable at December 31, 1999 of $317 is reflected as a note receivable and a corresponding related party payable to the Chairman, because the Chairman has recourse to the Company in the event the note receivable is not collected.

     In December 1999 the Company completed the sale of Clark Technologies to VeriCenter a company created by a stockholder and former president of the Company (Note 3). In connection with the transaction, the Company agreed to provide a turn-key office environment, including offices and administrative services, to VeriCenter for a minimum monthly fee of $29 for a two-year period ending December 7, 2001. Fees received for these services during 1999 were approximately $31. Either party has the ability to terminate the arrangement prior to expiration by paying a termination fee of $115.

     The Company also entered into an agreement to obtain its technology solution services from VeriCenter. These services will be rendered at a rate of 1.5 times the base payroll rate of the VeriCenter consultant performing the services. Fees for these services during 1999 were approximately $33.

Jones Business Systems, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 1999 and 1998
(in thousands except share and per share amounts)
--------------------------------------------------------------------------------

     Related party receivables at December 31 include the following:

                                                                   1999     1998
                                                                   ----     ----
     Note from VeriCenter; interest at 7% annually, due in
      quarterly instalments of $19, beginning March 7, 2000
      with final maturity at December 7, 2002                      $207
     Note from affiliated printing company in original amount of
      $122; interest at 12% annually, eight quarterly instalments of interest only; monthly instalments of $4, beginning
      November 8, 2000; final maturity, September 8, 2003           122      122
     Notes from three officers of the Company; interest at
      8% annually, monthly instalments of interest only through
      September 2000; total monthly instalments of $1 beginning
      October 5, 2000 with final maturity at February 5, 2004        39       46
     Other                                                           16       32
                                                                   ----     ----
                                                                    384      200
     Less - current portion                                          95       66
                                                                   ----     ----

     Noncurrent portion                                            $289     $134
                                                                   ====     ====

     The Company holds various notes receivable for common stock from officers and stockholders of the Company. The loans are collateralized by 94,100 shares of the Company's common stock at December 31, 1999. The notes receivable are shown on the balance sheet as a reduction in stockholders' equity.

     The Company has contracted for printing services from a company which is majority owned by the Company's stockholders for a monthly rate of $17.

     The Chairman of the Company's Board of Directors provides legal services to the Company. Fees paid for these services during 1999 and 1998 were approximately $67 and $52, respectively.

Jones Business Systems, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 1999 and 1998
(in thousands except share and per share amounts)
--------------------------------------------------------------------------------

     The stockholders of the Company participate in a Buy-Sell Agreement that provides them with the right of first refusal to purchase the shares of a stockholder wishing to sell stock under a bona fide offer. The Agreement also provides for the possible sale of stock to the Company in the event of a stockholder's death or disability.

10.  EMPLOYEE COMPENSATION

     401K PLAN

     The Company sponsors a defined contribution 401(k) Savings Plan for its employees. Company contributions to the plan are discretionary and totaled $72 and $22 for the years ended December 31, 1999 and 1998, respectively.

     STOCK OPTION PLAN

     The Company has granted stock options to certain stockholders and employees. Options granted vest ratably on an annual basis over a period of five years or immediately upon the sale of the Company. Information with respect to stock options is as follows:

                                                         1999            1998
                                                       --------        --------
     Options outstanding at beginning of year           297,315         135,698
        Granted                                         452,000         214,500
        Exercised                                                       (28,856)
        Canceled                                       (120,000)        (24,027)
                                                       --------        --------
     Options outstanding at end of year                 629,315         297,315
     Options exercisable at end of year                 367,152          31,395

                                                         1999            1998
                                                       --------        --------
     Weighted-average exercise price:
        Granted                                        $   4.18        $   6.00
        Exercised                                                          5.50
        Canceled                                           6.00           15.68
        Outstanding at end of year                         4.66            5.94
        Exercisable at end of year                         3.10            5.67

Jones Business Systems, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 1999 and 1998
(in thousands except share and per share amounts)
--------------------------------------------------------------------------------

     Information with respect to stock options outstanding and stock options exercisable at December 31, 1999 is as follows:

                                      Options Outstanding                   Options Exercisable
                           ---------------------------------------      --------------------------
                                            Weighted-
                              Number        Average      Weighted-          Number       Weighted-
                           Outstanding At   Remaining     Average       Exercisable At    Average
        Range of            December 31,   Contractual   Exercise        December 31,    Exercise
     Exercise Prices           1999           Life        Price             1999          Price
     ---------------           ----           ----        -----             ----          -----
     $2.50                    300,000         2.80       $ 2.50             300,000      $ 2.50
     $5.50 - $6.00            177,315        12.10       $ 5.90              67,152      $ 5.79
     $7.50                    152,000         9.60       $ 7.50
                             --------                                      --------

                              629,315                                       367,152
                             ========                                      ========

     During 1999, the Company granted 300,000 options that were exercisable upon issuance, with an exercise price of $2.50 per share to certain employees and directors. No compensation expense has been recognized as the exercise price of the options at the date of grant did not exceed the fair value of the stock.

     During 1998, the Company exchanged 117,500 options with an exercise price of $12.50 per share and 10,000 options with an exercise price of $20.83 per share for 127,500 options with an exercise price of $6.00 per share. No compensation expense has been recognized as the exercise price of the options at the date of grant did not exceed the fair value of the stock.

     Pro forma stock-based compensation costs if calculated using the fair value method prescribed by SFAS No. 123, would have increased pretax loss by $9 in 1999 and by $19 in 1998. In calculating the fair value of the options, the Company used a Black-Scholes model and the minimum value method with the following assumptions: 5.5% risk-free interest rate, an expected life of five years, volatility of 0% and no dividend yield.

Jones Business Systems, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 1999 and 1998
(in thousands except share and per share amounts)
--------------------------------------------------------------------------------

11.  COMMITMENTS AND CONTINGENCIES

     Aggregate rental expense under noncancelable operating leases for the period ended December 31, 1999 and 1998 was approximately $272 and $260, respectively. The aggregate future rental payments under noncancelable operating leases are as follows:

     YEAR ENDING
     DECEMBER 31:
     ------------
         2000                                         $ 228
         2001                                           210
         2002                                           223
         2003                                           206
                                                      -----

                                                      $ 867
                                                      =====

12.  SUBSEQUENT EVENTS

     On January 25, 2000, the Company granted options to purchase an aggregate of 337,500 shares of VeriCenter preferred stock (currently owned by the Company) to the holders of its mandatorily redeemable preferred stock. The options grant the holders the right to purchase the shares at a price of $3.00 per share or 80% of the share price of any private financing in excess of $2,000 undertaken by VeriCenter. In connection with the options grant, the Company committed to using the proceeds received from the exercise of the options to redeem, at face value plus accrued interest, the Company's mandatorily redeemable preferred stock, subject to the approval of the Company's lender, and subject to the action being in the best interest of the Company.

     The Company authorized the redemption of a portion of its mandatorily redeemable preferred stock on January 25, 2000 for approximately $169.

     Effective January 25, 2000, the Company transferred 200,000 shares of its VeriCenter preferred stock to various stockholders who are personal guarantors of the Company's term note. In addition, the Company issued, to the same individuals, 200,000 warrants that enable the holders to purchase an aggregate of 200,000 shares of the Company's common stock at a price of $7.50 per share. The warrants expire on January 25, 2005 and are redeemable by the Company for $5.00 each if the personal guarantee requirements are removed from the term note prior to September 30, 2000.

     On February 25, 2000, the Company sold 400,000 shares of its VeriCenter Preferred stock for $1,600.

                             EBIZ ENTERPRISES, INC.

                         PRO FORMA FINANCIAL STATEMENTS
                                   (UNAUDITED)

On January 4, 2001, Ebiz Enterprises, Inc. ("EBIZ") completed the acquisition of Jones Business Systems, Inc. ("JBSi") by merger of JBSi into a newly formed wholly owned subsidiary of Ebiz. Under the terms of the final transaction, Ebiz paid $8.7 million for the acquisition comprised of 8.2 million shares of Ebiz's common stock valued at $6.0 million, options for 3.7 million shares of Ebiz's common stock valued at $2.6 million and related transaction costs totaling $0.1 million. The fair value of all shares to be issued to acquire JBSi equals approximately $6.0 million or $0.73 per share. In addition, Ebiz assumed $3.7 million in net liabilities for total consideration of $12.4 million. The transaction will be accounted for under the purchase method of accounting in accordance with APB 16. Ebiz is currently in the process of determining the final purchase price allocation. The anticipated useful life of intangibles and goodwill will be 2-5 years.

The liabilities assumed were comprised of notes payable, trade accounts payable and accrued expenses. Effective October 5, 2000, Ebiz acquired all of the outstanding capital stock of LinuxMall.com, Inc. ("LinuxMall"). Ebiz paid $14.2 million for the acquisition comprised of Ebiz common stock valued at $9.2 million, options for the purchase of 0.9 million shares of Ebiz common stock valued at $0.8 million, warrants for the purchase of 4.6 million shares of Ebiz common stock valued at $4.1 million and related transaction costs totaling $0.1 million. In addition, Ebiz assumed $6.1 million in net liabilities for the total consideration of $20.3 million.

The following unaudited pro forma condensed combined balance sheet gives effect to the acquisition of JBSI as if the transaction occurred on December 31, 2000. The following unaudited pro forma condensed combined statements of operations for the year ended June 30, 2000, combine the historical results of operations of Ebiz, LinuxMall and JBSi and assume that the acquisitions had been effective as of July 1, 1999. The following unaudited proforma condensed combined statement of operations for the six month period ended December 31, 2000 combine the historical results of operations of Ebiz (including LinuxMall from the date of acquisition, October 5, 2000), LinuxMall (for the period July 1, 2000 through October 5, 2000, the date of acquisition) and JBSI and assume the acquisitions had been effective July 1, 2000. The acquisition, which was a stock purchase, will be accounted for as a purchase. The pro forma adjustments are based upon the estimated fair value of the assets and liabilities of JBSi as of December 31, 2000, and are based on the preliminary estimates, evaluations and other data which are currently available and may change as a result of information gained subsequent to December 31, 2000.

The pro forma statements of operations are not necessarily indicative of the actual results which would have occurred had the acquisition been consummated at the beginning of such period or of future consolidated operations of the Company and, accordingly, do not reflect results that would occur from a change in management and planned restructuring of the operations of JBSi. The pro forma financial information has been prepared by the Company and all calculations have been made by the Company based upon assumptions deemed appropriate by the Company. Certain of these assumptions are set forth under the notes to the unaudited pro forma condensed combined financial statements. These statements should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and JBSi.

Ebiz Enterprises, Inc.
Pro Forma Condensed Combined Balance Sheets (Unaudited)
December 31, 2000
--------------------------------------------------------------------------------

                                                                                  Pro Forma
                                                  Company(f)        JBSi         Adjustments            Pro Forma
                                                 ------------    ------------    ------------           ------------
ASSETS:
    Cash                                         $    287,059    $        757    $         --           $    287,816
    Restricted cash                                 1,782,381              --              --              1,782,381
    Receivables, net                                1,127,914       2,741,314              --              3,869,228
    Inventories                                     1,532,301         910,182              --              2,442,483
    Other                                              31,988         270,189              --                302,177
                                                 ------------    ------------    ------------           ------------
       Total Current Assets                         4,761,643       3,922,442              --              8,684,085
    Property and Equipment, net                     1,661,531       1,309,346              --              2,970,877
    Goodwill and Other intangibles                 22,847,864       1,217,526      11,687,883 (b)         35,753,273
    Other Noncurrent Assets                            91,761       1,131,104              --              1,222,865
    Restricted Cash                                 2,100,528              --              --              2,100,528
                                                 ------------    ------------    ------------           ------------
       Total Assets                              $ 31,463,327    $  7,580,418    $ 11,687,883           $ 50,731,628
                                                 ============    ============    ============           ============

LIABILITIES:
    Accounts Payable                             $  4,390,238    $  4,622,257    $         --           $  9,012,495
    Accrued Expenses                                3,036,615         (51,444)             --              2,985,171
    Related Party on Demand Note                      230,000              --              --                230,000
    Current Portion of Note Payable                 1,000,000         465,000              --              1,465,000
    Convertible Debentures                            320,524              --                                320,524
                                                 ------------    ------------    ------------           ------------
       Total Current Liabilities                    8,977,377       5,035,813              --             14,013,190

    Long-Term Debt                                         --       4,034,857              --              4,034,857
    Convertible Debentures                          6,461,407              --              --              6,461,407
    Redeemable stock                                1,200,000              --              --              1,200,000
    Manditorily Redeemable Preferred Stock                 --       2,250,000                              2,250,000

STOCKHOLDERS' EQUITY:
    Preferred Stock                                   366,737              --              --                366,737
    Common Stock                                       22,424         815,572        (807,329) (a)(b)         30,667
    Additional Paid In Capital                     30,823,845       1,366,533       6,572,855  (a)(b)     38,763,233
    Notes Receivable for Stock                             --        (611,157)        611,157  (a)                --
    Accumulated Deficit                           (16,388,463)     (5,311,200)      5,311,200  (a)       (16,388,463)
                                                 ------------    ------------    ------------           ------------
       Total Stockholders' Equity                  14,824,543      (3,740,252)     11,687,883             22,772,174
                                                 ------------    ------------    ------------           ------------
    Total Liabilities and Stockholders' Equity   $ 31,463,327    $  7,580,418    $ 11,687,883           $ 50,731,628
                                                 ============    ============    ============           ============

The accompanying notes to the unaudited proforma combined financial statements are an intergral part of this unaudited combined balance sheet.

Ebiz Enterprises, Inc.
Pro Forma Condensed Combined Statements of Operations (Unaudited)
Six Months Ended December 31, 2000
--------------------------------------------------------------------------------

                                                                                                   Pro Forma
                                                   Company(g)     Linuxmall(e)        JBSi         Adjustments        Pro Forma
                                                  ------------    ------------    ------------    ------------      ------------
Net Revenues                                      $  5,589,458    $    480,065    $ 14,661,223    $         --      $ 20,730,746
Cost of Sales                                        4,583,544       1,204,335      12,778,430              --        18,566,309
                                                  ------------    ------------    ------------    ------------      ------------
Gross Profit                                         1,005,914        (724,270)      1,882,793              --         2,164,437
Selling, General & Administrative expenses           5,400,439       2,304,229       3,006,030       4,045,614 (d)    14,756,312
                                                  ------------    ------------    ------------    ------------      ------------
Loss From Operations                                (4,394,525)     (3,028,499)     (1,123,237)     (4,045,614)      (12,591,875)
Other Income (Expense), net                         (2,005,061)       (116,713)       (453,494)         76,027 (c)    (2,499,241)
                                                  ------------    ------------    ------------    ------------      ------------
Net Loss                                            (6,399,586)     (3,145,212)     (1,576,731)     (3,969,587)      (15,091,116)
Dividends on Preferred Stock                            37,950              --              --              --            37,950
                                                  ------------    ------------    ------------    ------------      ------------
Net Loss Attributable to Common Stockholders      $ (6,437,536)   $ (3,145,212)   $ (1,576,731)   $ (3,969,587)     $(15,129,066)
                                                  ============    ============    ============    ============      ============

Basic and diluted earnings per share              $      (0.16)                                                     $      (0.64)
                                                  ============                                                      ============
Weighted average number of shares                 $ 15,368,505                                                        23,611,232
                                                  ============                                                      ============

The accompanying notes to the unaudited proforma combined financial statements are an integral part of this unaudited combined balance sheet.

Ebiz Enterprises, Inc.
Pro Forma Condensed Combined Statements of Operations (Unaudited)
Year Ended June 30, 2000
--------------------------------------------------------------------------------

                                                                                                   Pro Forma
                                                  Company(g)       Linuxmall         JBSi         Adjustments         Pro Forma
                                                 ------------    ------------    ------------    ------------       ------------
Net Revenues                                       11,900,667       3,301,436      40,714,216              --         55,916,319
Cost of Sales                                      11,087,068       2,492,640      34,594,451              --         48,174,159
                                                 ------------    ------------    ------------    ------------       ------------
Gross Profit                                          813,599         808,796       6,119,765              --          7,742,160
Selling, General & Administrative expenses          7,877,833       3,606,510       6,575,462       8,091,229 (d)     26,151,034
                                                 ------------    ------------    ------------    ------------       ------------
Loss From Operations                               (7,064,234)     (2,797,714)       (455,697)     (8,091,229)       (18,408,874)
Other Income (Expense), net                        (2,032,952)       (179,732)        112,609          69,769 (c)     (2,030,306)
                                                 ------------    ------------    ------------    ------------       ------------
Net Loss                                           (9,097,186)     (2,977,446)       (343,088)     (8,021,459)       (20,439,179)
Dividends on Preferred Stock                          104,089              --              --              --            104,089
                                                 ------------    ------------    ------------    ------------       ------------
Net Loss Attributable to Common Stockholders     $ (9,201,275)   $ (2,977,446)   $   (343,088)   $ (8,021,459)      $(20,543,268)
                                                 ============    ============    ============    ============       ============

Basic and diluted earnings per share             $      (1.20)                                                      $      (0.88)
                                                 ============                                                       ============
Weighted average number of shares                $  7,685,232                                                         23,286,937
                                                 ============                                                       ============

The accompanying notes to the unaudited proforma combined financial statements are an intergral part of this unaudited combined statement.

Notes to Pro Forma Condensed Combining Financial Statements for the
Year Ended June 30, 2000 and the Six Months Ended December 31, 2000
--------------------------------------------------------------------------------

(a) Reflects the elimination of JBSis' stockholders deficit comprised of common stock of $815,572, additional paid in capital of $1,366,533, Notes Receivable for Stock of $611,157 and accumulated deficit of $5,311,200.

(b) Reflects the additional amount of net liabilities to the purchase price of JBSi and other intangibles totaling $12,369,427 and transaction costs related to the acquisition of JBSi by the company totalling $50,000.

(c) Reflects the decrease in interest expense related to convertible debentures.

(d) Reflects pro forma amortization of the goodwill resulting from the LinuxMall and JBSi acquistions and other purchased intangibles over the estimated useful lives of 2-5 years.

(e) Represents the operations for LinuxMall for the period July 1, 2000 through October 5, 2000, the date of acquisition.

(f)  Includes the accounts of Ebiz and its wholly-owned subsidiary, LinuxMall.

(g) Includes the operations of LinuxMall for the period from the date of acquisition, October 5, 2000 through December 31, 2000.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        EBIZ ENTERPRISES, INC.


                                        By: /s/ Ray Goshorn
                                            ---------------------------
                                            Ray Goshorn
                                            Chief Financial Officer